Exhibit 11.1

                                CORCOM, INC.
               COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                      (In Thousands, except Share Data)




                                             -----Thirteen Weeks Ended------
                                             March 29, 1997    March 30, 1996
                                             --------------    --------------
Net earnings per common and common equiva-lent share:

Average shares outstanding                          3,826           3,751

Additional shares assuming exercise of dilu-
tive stock options based on the treasury
stock method using average market price               145            189

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES                                   3,971          3,940

Net earnings                                         $741         $1,264

Net earnings per common and common equiva-
lent share                                          $ .19          $ .32



Net earnings per common and common equiva-lent share assuming full dilution:

Average shares outstanding                          3,826          3,751

Additional shares assuming exercise of dilu-
tive stock options based on the treasury
stock method using the period end price if
higher than the average market price                  172            189

FULLY DILUTED AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES                            3,998          3,940

Net earnings                                         $741         $1,264

Net earnings per common and common equiva-
lent share                                          $ .19          $ .32